Exhibit 3.1

Certificate of Continuance Canada Business Corporations Act	Certificat de prorogation Loi canadienne sur les societes par actions

Picomole Inc.
Corporate name / Dénomination sociale

843795-5
Corporation number / Numero de société

I HEREBY CERTIFY that the above-named corporation, the articles of continuance of which are attached, is continued under section 187 of the Canada Business Corporations Act (CBCA).	JE CERTIFIE que la société susmentionnee, dont les clauses de prorogation sont jointes, est prorogee en vertu de Particle 187 de la Loi canadienne sur les sociétés par actions (LCSA).

/s/ Marcie Girouard

Marcie Girouard
Director / Directeur

2013-02-15
Date of Continuance (YYYY-MM-DD) Date de prorogation (AAAA-MM-11)

Form 11 Articles of Continuance Canada Business Corporations Act (CBCA) (s. 187)	Formulaire 11 Clauses de prorogation Loi canadienne sur les sociétés par actions (LCSA) (art. 187)

1	Corporate name Denomination sociale Picomole Inc.

2	The province or territory in Canada where the registered office is situated La province ou le territoire au Canada où est situé le siège social NB

3

The classes and the maximum number of shares that the corporation is authorized to issue Catégories et le nombre maximal d’actions que la société est autorisée a émettre

See attached schedule / Voir l’annexe ci-jointe

4	Restrictions on share transfers Restrictions sur le transfert des actions See attached schedule / Voir l’annexe ci-jointe

5	Minimum and maximum number of directors Nombre minimal et maximal d’administrateurs Min. 1 Max. 10

6	Restrictions on the business the corporation may carry on Limites imposées à l’activite commerciale de la société None.

7	(1)	If change of name effected, previous name S’il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure Picomole Instruments Inc.
	(2)	Details of incorporation Détails de la constitution Incorporated April 1, 2005 pursuant to the laws of the Province of Alberta

8	Other Provisions Autres dispositions See attached schedule / Voir l’annexe ci-jointe

9

Declaration: 1 certify that I am a director or an officer of the company continuing into the CBCA.

Declaration : J’atteste que je suis un administrateur ou un dirigeant de la société se prorogeant sous le régime de la LCSA.

Original signed by / Original signé par
Dr. John Cormier
Dr. John Cormier

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Faire une fausse declaration constitue une infraction et son auteur, sur declaration de culpabilite par procedure sommaire. est passible d’une amende maximate de 5 000 S et d’un emprisonnement maximal de six mois, ou Tune de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous foumissez des renseignements exiges par Ia LCSA. II est a voter que Ia LCSA et la tai sur renseignements personnels permettent que de tels renseignements soient divulgues au public. Its seronl stockes dans la banque de renseignements personnels numero IC/PPU-049.

Schedule / Annexe

Description of Classes of Shares / Description des categories d’actions

The Corporation is authorized to issue an unlimit ed number of:

1) Class A shares, the holders of which are entitled:

a) to vote at any meeting of shareholders of the Corporation;

b) to receive any dividend declared by the Corporation to be payable to the Class A shares; and

c) to receive the remaining property of the Corporation on dissolution.

2) Class B shares, the holders of which are entitled:

a) to vote at any meeting of shareholders of the Corporation;

b) to receive any dividend declared by the Corporation to be payable to the Class B shares; and

c) to receive the remaining property of the Corporation on dissolution.

3) Class C shares, the holders of which are entitled:

a) to receive any dividend declared by the Corporation to be payable to the Class C shares; and

b) to receive the remaining property of the Corporation upon dissolution, pro rata with the holders of any other classes of shares entitled to receive the remaining property of the Corporation on dissolution.

Subject to the provisions of the Canada Business Corporations Act, the holders of the Class C shares are not entitled to vote at any meeting of shareholders of the Corporation.

4) Class D shares, the holders of which are entitled:

a) to receive any dividend declared by the Corporation to be payable to the Class D shares; and

b) to receive the remaining property of the Corporation upon dissolution, pro rata with the holders of any other classes of shares entitled to receive the remaining property of the Corporation on dissolution.

Subject to the provisions of the Canada Business Corporations Act, the holders of the Class D shares are not entitled to vote at any meeting of shareholders of the Corporation.

5) Class E shares (the Shares), the holders of which are entitled or subject to the following preferences, priorities, rights, limitations and conditions:

a) No entitlement to vote at any meeting of the shareholders of the Corporation except as permitted by the Canada Business Corporations Act;

b) At the discretion of the Directors, to receive in each year out of any or all profits or surplus available for dividends, non-cumulative dividends at the rate of 0.5% per month on the Fixed Amount;

c) To receive, on the liquidation, dissolution, winding-up or other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs and before distribution of any part of the assets of the Corporation to holders of the Class A, B, C and D shares an amount equal to the Redemption Amount. The holders will not be entitled to share any further in the distribution of the pro fits, property or assets of the Corporation;

d) The redemption price for each Share will be a fixed amount, the Fixed Amount, of $1.00 plus any declared but unpaid dividends thereon both referred to as the Redemption Amount;

e) By resolution of the Directors of the Corporation, all or any part of the Shares at any time outstanding may, at any time and from time to time, be redeemed by the Corporation on the date fixed by such resolution at an amount equal to the Redemption Amount;

f) By resolution of the Directors of the Corporation, all or any part of the Shares at any time outstanding may, at any time and from time to time, be purchased by the Corporation on the date fixed for such resolution, at an amount equal to the Redemption Amount;

g) The Corporation will within thirty days of receipt of a notice in writing from any holder of the Shares setting out:

i) the number of Shares to be redeemed or purchased; and

ii) the chartered bank or trust company in the city in which the registered office of the Corporation is located, to which any amount on the redemption or purchase is to be paid, purchase or redeem the number of Shares described in that notice for an amount equal to the Redemption Amount times the number of Shares to be redeemed or purchased;

h) If notice is given by any holder requiring a redemption or repurchase or if the Directors resolve to redeem or purchase any of the Shares, then an amount sufficient to redeem or purchase those Shares to be redeemed or purchased will be deposited by the Corporation with any trust company or chartered bank, to be specified in the notice or specified in the Directors’ Resolution, on or before the date so fixed for the redemption or purchase. The holder will have no rights against the Corporation in respect to these Shares except, upon surrender of certificates for Shares, to receive payment thereout of the money so deposited;

i) If part only of the then outstanding Shares is at any time to be redeemed or purchased by resolution of the Directors of the Corporation, the Shares to be redeemed or purchased will be taken from the holders of the Shares pro rata according to the number of Shares held by each, except in cases where shareholders waive, in writing, the right in respect of such partial redemption or purchase. If this procedure results in leaving a fractional part of a Share outstanding, such fractional part will also be redeemed or purchased by the Corporation;

j) A Share cannot be redeemed or purchased for an amount greater than the Redemption Amount nor can it be redeemed or purchased for an amount less than the lesser of the Redemption Amount and the net realizable value, in cash, of the assets of the Corporation at the time of redemption or purchase available to be distributed to the holder of that Share;

k) Notwithstanding paragraph d), if the fair market value of any property received as consideration for the issuance of any Shares should be determined, the Adjusted Fair Market Value, whether:

i) by a tribunal or court of competent jurisdiction;

ii) by agreement between the Corporation and the Canada Revenue Agency; or

iii) by agreement between the Corporation and the holders of the Shares, to be different from the fair market value determined at the time such Shares were issued, the Fair Market Value, then subject to the Canada Business Corporations Act, the Board of Directors, on behalf of the Corporation, will ensure that the Fixed Amount will be increased or decreased, as the case requires, by an amount equal to the difference between the Adjusted Fair Market Value and the Fair Market Value divided by the original number of Shares issued. This adjustment will be made retroactively effective as of the date of issuance of the Shares;

l) If an adjustment is made to the Fixed Amount pursuant to paragraph k), and if the Board of Directors of the Corporation decide an adjustment to the stated capital of the Shares is required, then subject to the provisions of the Canada Business Corporations Act, the stated capital of the Shares will be adjusted retroactively to the date or dates of issuance of the Shares and to the amount determined by the Board of Directors of the Corporation;

m) If dividends are paid on the Shares between the date of issue and the actual date of any adjustment provided for in paragraph k), then forthwith upon any adjustment being made pursuant to paragraph k), an amount will be paid by the Corporation or by the recipient of the dividend on the Shares, as the case may be. The amount payable will be equal to the difference between the amount of dividend actually received and the amount of dividend which would have been received if the adjustment, pursuant to paragraph k), had actually been made at the date of issuance of the Shares;

n) If any Shares are redeemed or purchased pursuant to any of paragraphs e), f) or g) before the actual date of any adjustment provided for in paragraph k), then forthwith upon any adjustment being made, pursuant to paragraph k), an amount will be paid by the Corporation or the person whose Shares were redeemed or purchased, as the case may be. The amount payable will be equal to the difference between the Redemption Amount actually paid on the redemption or purchase of the Shares and the Redemption Amount which would have been paid on the redemption or purchase of the redeemed or purchased Shares if the adjustment pursuant to paragraph k) had actually been made at the date of issuance of the redeemed Shares;

o) The Directors will not allot and issue any Shares or approve of the transfer of any Shares unless the subscriber or the transferee, as the case may be, is made aware of the provisions of paragraphs k), 1), m) and n) hereof and agrees, in a form and manner satisfactory to the Directors, to be bound by and comply with the provisions of these paragraphs. Each Share certificate issued will contain a reference that the holder thereof is subject to the provisions of paragraphs k), 1), m) and n) hereof;

p) No distribution will be made to the holders of any of the Class A, B, C or D shares of the Corporation if such distribution would result in the Corporation having insufficient net assets to redeem or purchase the Shares. For the purpose of this clause,

i) net assets of the Corporation means the amount for which the assets of the Corporation could be realized in cash at that time less the liabilities of the Corporation at that time; and

ii) distribution means any declaration, payment or distribution to or to the account of any holders of any Class A, B, C or D shares of the Corporation, now or hereafter outstanding by way of:

(1) dividends in cash or specie, except dividends payable in shares of any class of share of the Corporation; or

(2) purchase, redemption or other retirement of any outstanding shares except when such purchase, redemption or other retirement is paid for out of the proceeds of a fresh issue of shares made for that purpose.

6) Class F shares, to be issued in series, the holders of which are entitled to exercise the rights and privileges authorized by the Board of Directors at the time of issue subject to the restrictions and conditions set by the Board of Directors at the time of issue.

7) Class G shares, to be issued in series, the holders of which are entitled to exercise the rights and privileges authorized by the Board of Directors at the time of issue subject to the restrictions and conditions set by the Board of Directors at the time of issue.

Dividends

Dividends may, in the discretion of the Board of Directors of the Corporation, be paid on any one or more class of shares to the exclusion of the others.

Issue in Series

The Board of Directors may authorize the issue of any class of shares in one or more series and may fix the number of shares in each series and may determine the designation, rights, privileges, restrictions and conditions attached to the shares of each series, subject to these Articles.

Schedule / Annexe

Restrictions on Share Transfers / Restriction sur le transfert d’actions

The right to transfer shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any share or shares of the Corporation without the approval of:

1. the directors of the Corporation expressed by resolution passed by the votes cast by a majority of the directors of the Corporation at a meeting of the board of directors or signed by all of the directors of the Corporation; OR

2. the shareholders of the Corporation expressed by resolution passed by the votes cast by a majority of the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Schedule / Annexe

Other Provisions / Autres dispositions

RESTRICTIONS ON SECURITIES TRANSFER: The corporation’s securities, other than non-convertible debt securities, shall not be transferred without either (a) the sanction of a majority of the directors of the corporation, or (b) the sanction of the majority of the shareholders of the corporation, or alternatively (c), if applicable, the restriction contained in security holders’ agreements.

POWERS OF DIRECTORS: If authorized by by-law which is duly made by the directors and confirmed by ordinary resolution of the shareholders, the directors of the corporation may from time to time:

1. borrow money upon the credit of the corporation;

2. issue, reissue, sell or pledge debt obligations of the corporation; and

3. mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired to secure any debt obligation of the corporation.

Any such by-law may provide for the delegation of such powers by the directors to such officers or directors of the corporation to such extent and in such manner as may be set out in the bylaw.

Nothing herein limits or restricts the borrowing of money by the corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the corporation.

APPOINTMENT OF DIRECTORS: The directors may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual general meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual general meeting of shareholders.

RESTRICTIONS ON DISTRIBUTION OF SECURITIES: The corporation’s securities shall not be distributed to the public without either (a) the sanction of a majority of the directors of the corporation, or (b) the sanction of the majority of the shareholders of the corporation.